EXHIBIT 10.24 SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION
Summary of FBL Financial Group, Inc.
Named Executive Officer Compensation – 2009
     The table below summarizes certain calendar year 2009 compensation information regarding FBL Financial Group, Inc.’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers, (collectively the “Named Executive Officers”). These salaries are subject to change at the discretion of the Management Development and Compensation Committee and/or Board of Directors of the Company. These salaries do not include the Company’s contributions to defined benefit and contribution plans and the Company’s contributions to other employee benefit programs on behalf of the Named Executive Officers.

				2009
		2009 Non-equity		Restricted
		Incentive Plan threshold,		Stock
		target, cap as % of	2009 Stock	Grant
	2009 Base	eligible pay, payable in	Option Grant	(#shares)
Name and Title	Salary	2009 (1)	(#shares) (2)	(3)
James W. Noyce, CEO	$732,000	45-90-180%	78,959	80,329
James P. Brannen, CFO	$416,250	30-60-120%	29,052	29,557
Bruce A. Trost, Executive VP Property/Casualty Companies	$410,141	30-60-120%	28,625	29,123
John M. Paule, Executive VP EquiTrust Life	$390,246	30-60-120%	27,237	27,711
Richard J. Kypta, Executive VP Farm Bureau Life, General Counsel and Secretary	$386,925	30-60-120%	27,006	27,476

(1)	Payable pursuant to the FBL Financial Group, Inc. 2009 Management Performance Plan. Goals for the plan are set annually in such areas as membership accounts, insurance and annuity premium volume, expense controls and earnings per share. Payments are made in early February of the year following performance, upon certification by the Management Development and Compensation Committee of the level of goal attainment.

(2)	Annually granted in mid-January pursuant to the 2006 Class A Common Stock Compensation Plan at date of grant closing stock price as the exercise price; vest in five annual installments and expire in ten years. The grants are incentive stock options to the extent permitted by tax law, with the remaining shares being nonqualified stock options.

(3)	Annually issued in February pursuant to the 2006 Class A Common Stock Compensation Plan; these restricted shares are subject to forfeiture if Company performance goals (measured by earnings per share and expense controls) and other conditions are not met during the year ended December 31, 2010, assume that expected operations will result in earning the target amount of approximately 50% of the amount granted, and are subject to a further service vesting period until February 2012..